Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279329

Prospectus Supplement No. 15

(to prospectus dated June 5, 2024)

1,331,452 Shares of Common Stock

This prospectus supplement amends and supplements the prospectus of Carmell Corporation (“we,” “us,” or “our”) dated June 5, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-279329). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CTCX.” On April 1, 2025, the last reported sale price of our common stock was $0.1261 per share.

We are a “smaller reporting company” and have elected to comply with certain reduced public company reporting requirements. In addition, we are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 7 of Prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 01, 2025

Longevity Health Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40228	86-1645738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania		15203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 412 894-8248

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XAGE	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	XAGEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on September 30, 2024, Longevity Health Holdings, Inc., a Delaware corporation (the “Company”), was notified by the Listing Qualifications Department (the “Department”) of the Nasdaq Stock Market LLC (“Nasdaq”) that, based upon the closing bid price of the Company’s common stock for the 31 consecutive business days from August 15, 2024 to September 27, 2024, the Company no longer met the requirement to maintain a minimum bid price of $1 per share as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq provided the Company with 180 calendar days, or until March 31, 2025 (the “Compliance Date”), to regain compliance with the Minimum Bid Price Requirement.

On April 1, 2025, the Company received a determination letter (the “Determination Letter”) from the Department notifying the Company that it had failed to regain compliance with the Minimum Bid Price Requirement by the Compliance Date (the “Minimum Bid Price Deficiency”) and that the Nasdaq Hearings Panel (the “Panel”) will consider the Minimum Bid Price Deficiency in rendering its determination regarding the Company’s continued listing on the Nasdaq Capital Market at the hearing scheduled to occur on April 15, 2025 (the “Hearing”) with respect to the Company’s inability to regain compliance with the $35 million minimum market value of listed securities required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”).

The Determination Letter stated that the Minimum Bid Price Deficiency serves as an additional basis for delisting the Company’s securities from the Nasdaq Capital Market, and that Panel will consider the Minimum Bid Price Deficiency at the Hearing in their decision regarding the Company’s continued listing on the Nasdaq Capital Market.

As part of the Hearing, the Company intends to seek, subject to the Panel’s discretion, an extension to regain compliance with the MVLS Requirement and the Minimum Bid Price Requirement. Despite these efforts, there can be no assurance that the Panel will grant the Company an additional extension period, that the Company will ultimately regain compliance with all applicable requirements for continued listing on the Nasdaq Capital Market or that the Company will be determined by the Panel to have regained compliance by the end of any additional extension period.

Forward-Looking Statements

This Current Report contains forward-looking statements that are based on beliefs, assumptions and information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. However, not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement contained in this Current Report, the Company cautions you that these statements are based on a combination of facts and factors currently known by it and its projections of the future, about which the Company cannot be certain. Forward-looking statements in this Current Report include, but are not limited to, statements regarding the Company’s ability to regain compliance with the MVLS Requirement or the Minimum Bid Price Requirement and the Company’s ability to successfully appeal Nasdaq’s delisting determination. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including those described under the header “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2025, and in the Company’s other reports filed with the SEC. Most of these factors are outside of the Company’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by the Company or any other person that the Company will achieve its objectives and plans in any specified time frame or at all. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statement contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Longevity Health Holdings, Inc.

Date:	April 3, 2025	By:	/s/ Bryan J. Cassaday
Bryan J. Cassaday Chief Financial Officer